OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         COMMUNITY CARE OF AMERICA, INC.
                                       AT
                               $4.00 NET PER SHARE
                                       BY
                           IHS ACQUISITION XXVI, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                        INTEGRATED HEALTH SERVICES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 4, 1997, UNLESS THE OFFER IS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE").


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:


     We have been appointed by IHS Acquisition XXVI, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Integrated Health Services, Inc., a Delaware corporation (the "Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase for cash all the outstanding shares of Common Stock, par value $.0025 per share ( the "Shares"), of Community Care of America, Inc., a Delaware corporation (the "Company"), at a purchase price of $4.00 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 7, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares are not immediately available or who cannot deliver their Share certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares" in the Offer to Purchase. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

     We are asking you to contact your clients for whom you hold Shares registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Shares registered in their own names. The Purchaser will pay all transfer taxes, if any, applicable to the tender of Shares to it, except as otherwise provided in the Offer.


     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase, dated August 7, 1997;

     2. A Letter of Transmittal for your use and for the information of your clients, together with guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

     3. A Notice of Guaranteed Delivery to be used to accept the Offer if (i) the Shares and all other required documents cannot be delivered to the Depositary on or prior to the Expiration Date or (ii) the required procedures for book-entry transfer cannot be completed on or prior to the Expiration Date;

     4. A form of a letter which may be sent to your clients for whose account you hold the Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. The Company's  Solicitation/Recommendation  Statement on Schedule 14D-9;
and

     6. Return envelope addressed to the Depositary.

     PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON THURSDAY, SEPTEMBER 4, 1997, UNLESS THE OFFER IS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which constitutes at least a majority of the outstanding Shares on a fully-diluted basis on the date of purchase, (ii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder applicable to the purchase of Shares pursuant to the Offer and (iii) the satisfaction of the other conditions described under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares" in the Offer to Purchase. The Offer is not subject to any financing condition.

     At a meeting held on July 31, 1997, the Board of Directors of the Company, by unanimous vote of all directors present and voting (with the two directors who are also directors of Parent abstaining or not attending), based on the recommendation of the Special Committee appointed by the Company's Board of Directors, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the holders of Shares (other than Parent, the Purchaser and its affiliates) and recommends that holders of Shares accept the Offer and tender their Shares to the Purchaser.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as August 1, 1997 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that subsequent to the consummation of the Offer, the Purchaser will merge with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company or any subsidiary of the Company and Shares owned by the Parent, the Purchaser or any other subsidiary of the Parent, which shall be cancelled, and other than Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive $4.00 in cash, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (ii) either certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Shares or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of the Shares pursuant to the Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients as described in the Offer to Purchase under the caption "THE OFFER -- Fees and Expenses."

     Additional copies of the enclosed materials may be obtained from the Information Agent, at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.


                                        Very truly yours,




                                        SHATTUCK HAMMOND PARTNERS INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE PARENT, THE PURCHASER, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.